EXHIBIT 99.1

Loudeye Announces Third Quarter 2003 Results

Company increases gross margins and significantly improves cash position

Seattle, WA – November 6, 2003 - Loudeye Corp. (Nasdaq: LOUD), a leader in managing, promoting and distributing digital media, today announced financial results for the quarter ended September 30, 2003.

Third Quarter 2003 Financial Results

•	Net Loss. GAAP net loss of $2.3 million or $0.05 per share, and pro forma net loss of $1.2 million or $0.02 per share. Pro forma net loss improved from the second quarter 2003 pro forma net loss of $1.6 million, or $0.03 per share, and pro forma net loss of $3.9 million, or $0.10 per share, in the prior year quarter.

•	Revenues. Revenues of $2.8 million.

•	Gross Margins. Gross margins as a percentage of revenue increased to 46%, up from 42% in the second quarter 2003 and up from 3% in the prior year quarter. Digital media services gross margins as a percentage of digital media services revenue reached 52%. This is the company’s best performance as a public company.

•	Operating Expenses. Operating expenses of $3.4 million, flat compared to the second quarter of 2003 and an improvement of 32% compared to the year earlier quarter. The $3.4 million of third quarter 2003 operating expenses reflects a $566,000 increase over second quarter levels in non-cash stock-based compensation expenses, due primarily to an increase in price per share of Loudeye’s common stock.

•	Cash and Investments. Cash, short-term and restricted cash and investments increased to $20.5 million as of September 30, 2003, up from $10.4 million as of June 30, 2003.

Loudeye’s third quarter 2003 revenues were $2.8 million, compared to $2.9 million reported in the second quarter 2003 and $3.6 million in the prior year quarter. The year-over-year decrease primarily reflects weaknesses in the company’s Media Restoration segment. Media Restoration revenues were $0.4 million, a decrease of 64% over the prior year quarter. Loudeye announced today its plan to exit its investment in the Media Restoration business. Please see the separate press release issued today for more details on this transaction.

The company’s gross margins grew as a percentage of revenue to 46% in the third quarter 2003, compared to 42% in the second quarter 2003 and 3% in the prior year quarter. In addition, the company’s core digital media services segment, comprising its music samples, digital fulfillment and webcasting services, recorded 52% gross margins as a percentage of revenue in the third quarter 2003, compared to 50% in the second quarter 2003 and negative (17)% in the prior year quarter.

The company reported a net loss in accordance with generally accepted accounting principles (GAAP) of $2.3 million or $0.05 per share in the third quarter of 2003, compared to a GAAP net loss of $2.1 million or $0.04 per share in the second quarter 2003 and a GAAP net loss of $4.1 million or $0.10 per share in the year-earlier quarter. The company’s GAAP loss reflected a $0.01 increase, primarily as a result of a $556,000 increase in stock-based compensation expense resulting from an increase in the company’s stock price as well as a $222,000 non-cash charge related to common stock warrants in connection with the company’s equity financing completed in the quarter.

Pro forma net loss was $1.2 million or $0.02 per share in the third quarter 2003, compared to pro forma net losses of $1.6 million or $0.03 per share in the second quarter 2003 and $3.9 million or $0.10 per share in the year-earlier quarter. Pro forma net loss excludes charges related to the amortization of intangibles, stock-based compensation, special charges, and in the quarter ended September 30, 2003, a charge for the increase in fair value of common stock warrants related to a common stock offering completed during the quarter. A reconciliation of Loudeye’s GAAP financial results with its pro forma financial results is set forth below after the accompanying condensed consolidated statements of operations.

The company reported $20.5 million in cash, short-term investments and restricted cash and investments as of September 30, 2003. The third quarter 2003 change primarily reflects net proceeds of $11.5 million received from the $12.2 million common stock and warrant offering completed in the third quarter, continued improvements in cash management, and reduced expenditures.

“During this quarter we set the foundation for our growth strategy by making strides in improving our margins, reducing cash operating expenses and increasing our cash resources. We continue to push toward profitability and made important progress in the third quarter,” said Jeff Cavins, Loudeye’s president and chief executive officer.

“Now that we have developed this foundation, revenue growth is a critical focus of the management team, and we continue to work to show progress there as well.”

Third Quarter 2003 Webcast Information

Loudeye management will conduct an audio webcast to discuss these financial results. The public is invited to listen in on this webcast. Management will discuss financial and operating results in the quarter and end the call with a question and answer session. Management will also provide a slide presentation to accompany its statements, available in conjunction with the audio webcast. Information regarding the third quarter 2003 results webcast and slide presentation is as follows:

Date:	Thursday, November 6, 2003

Time:	5:00 p.m. EST / 2:00 p.m. PST

Audio Webcast:	5:00 p.m. EST / 2:00 p.m. PST; live and archived for one year; Webcast from

http://www.loudeye.com/common/aboutus/investorrelations/earningscalls.asp

Slide Presentation:	Participants accessing the audio webcast will be able to view an accompanying management slide presentation synchronized with the audio webcast.

About Loudeye Corp.

Loudeye provides the business infrastructure and services for managing, promoting and distributing digital media for the entertainment and corporate markets. For more information, visit www.loudeye.com.

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Contacts:

Media/Public Relations: Stan Raymond, Barokas Public Relations, 206.264.8220, andrew@barokas.com

Investor Relations: Mike Dougherty, Loudeye Corp., 206.832.4000, ir@loudeye.com

Forward Looking Statements

This press release contains forward-looking information within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about cash flow, profitability goals, improvements in revenue, and other factors. Our forward-looking statements are based on currently available information, which management has assessed, but which is subject to rapid change due to risks and uncertainties that affect our business, including limited visibility of future demand for our products and services; current uncertainties in our marketplace which may affect expected demand, customer selection criteria and sales cycles; variability in the amount and timing of expenses and cash usage; negative macroeconomic conditions; increased competition; adverse developments in any material customer or copyright holder relationships; ability to acquire and maintain copyright licensing agreements; uncertainty involving intellectual property rights involved with the reproduction and online distribution of digital media; the loss of service of our hosting infrastructure, including the failure of third party service providers; our ability to retain key personnel; and other factors beyond our control. Our forward-looking statements should be considered in the context of these and other risk factors disclosed from time to time in the company’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly filings on Form 10-Q (available through EDGAR at www.sec.gov). We assume no obligation to update our forward-looking statements.

Use of Non-GAAP Financial Information

The press release and webcast contain financial metrics that are not based on accounting principles generally accepted in the United States (“GAAP”). To supplement our consolidated financial statements presented on a GAAP basis, we have included non-GAAP “pro-forma” measures of operating results which excludes certain costs and expenses. The pro-forma net loss and pro-forma net loss per share presented in the press release and webcast exclude charges for amortization of intangible and other assets, stock-based compensation, special charges, and the increase in fair value of common stock warrants. Included in the press release is a reconciliation of the non-GAAP financial measures to our GAAP financial results. As further described below, we believe the pro forma presentation enhances an overall understanding of our financial performance, and is used by management for that purpose.

Although management believes the above non-GAAP financial measures enhance investors’ understanding of our business and performance, those non-GAAP financial measures are inherently limited in that they exclude a variety of costs that are required to be included in a GAAP presentation, and do not therefore present the full measure of our recorded costs against our revenues. Management compensates for these limitations in non-GAAP results by also evaluating the company’s performance based on traditional GAAP financial measures. Accordingly, investors should consider these pro forma results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

Financial Tables Follow

LOUDEYE CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended			Nine Months Ended

	September 30,	June 30,	September 30,	September 30,
	2003	2003	2002	2003	2002

REVENUES	$2,811	$2,903	$3,626	$9,024	$10,103
COST OF REVENUES	1,524	1,678	3,513	5,744	10,390

Gross profit	1,287	1,225	113	3,280	(287)
	46%	42%	3%	36%	-3%
OPERATING EXPENSES
Research and development	399	392	425	1,368	2,689
Sales and marketing	485	835	1,370	2,867	5,831
General and administrative	1,615	1,740	2,366	6,106	8,603
Amortization of intangible and other assets	157	260	810	943	2,219
Stock-based compensation	761	195	91	998	(463)

	3,417	3,422	5,062	12,282	18,879
Special charges	—	—	—	8,437	1,890

OPERATING LOSS	(2,130)	(2,197)	(4,949)	(17,439)	(21,056)
INCREASE IN FAIR VALUE OF COMMON STOCK WARRANTS	(222)	—	—	(222)	—
OTHER INCOME (EXPENSE), net	12	135	861	201	1,051

Net loss	$(2,340)	$(2,062)	$(4,088)	$(17,460)	$(20,005)

Basic and diluted net loss per share	$(0.05)	$(0.04)	$(0.10)	$(0.37)	$(0.49)

Weighted average Shares - basic and diluted	50,401	45,931	40,664	47,659	40,442

NON-GAAP PRO FORMA INFORMATION:
Net loss	$(2,340)	$(2,062)	$(4,088)	$(17,460)	$(20,005)
Adjustments to reconcile GAAP net loss to pro forma net loss:
Amortization of intangibles and other assets	157	260	810	943	2,219
Stock-based compensation	761	195	91	998	(463)
Special charges	—	—	—	8,437	1,890
Increase in fair value of common stock warrants	222	—	—	222	—
Other income from final settlement of acquisition terms	—	—	(700)	—	(700)

Pro forma net loss	$(1,200)	$(1,607)	$(3,887)	$(6,860)	$(17,059)

Basic and diluted pro forma net loss per share	$(0.02)	$(0.03)	$(0.10)	$(0.14)	$(0.42)

Weighted average Shares - basic and diluted	50,401	45,931	40,664	47,659	40,442

LOUDEYE CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and short-term investments	$19,487	$11,867
Restricted cash	413	—
Accounts receivable, net	2,370	2,501
Prepaid expenses and other current assets	603	2,101

Total current assets	22,873	16,469
Restricted investments	556	1,500
Property and equipment, net	1,973	3,590
Goodwill	—	5,307
Intangible assets, net	215	1,758
Other assets, net	493	905

Total assets	$26,110	$29,529

LIABILITIES
Current liabilities:
Accounts payable	$1,284	$1,203
Line of credit	1,227	—
Accrued compensation and benefits	856	904
Other accrued expenses	1,201	1,424
Accrued special charges	1,483	2,903
Accrued acquisition consideration	1,059	1,059
Deposits and deferred revenues	1,054	305
Current portion of long-term debt and capital leases	442	788

Total current liabilities	8,606	8,586
Deposits and deferred revenues	186	—
Common stock warrants	1,678	—
Long-term debt and capital leases, net of current portion	280	591

Total liabilities	10,750	9,177
STOCKHOLDERS’ EQUITY	15,360	20,352

Total liabilities and stockholders’ equity	$26,110	$29,529